BRF S.A.

A PUBLICLY TRADED COMPANY WITH AUTORIZED CAPITAL

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 16269-2

SUMMARY OF THE MINUTES OF THE 100th/14 EXTRAORDINARY MEETING OF THE BOARD OF DIRECTORS

DATE, TIME AND PLACE: July 03, 2014, at 05:30 p.m. at Rua Hungria, Nº 1.400 – 5th floor in the city and state of São Paulo. CHAIR:  Abilio Diniz, Chairman, Edina Biava, Secretary. ATTENDANCE: The full complement of board members. The Board of Directors approved the following matters: RESOLUTIONS: 1. The Board of Directors authorized the Board of Executive Officers to acquire a 40% stake in the capital stock of AKF, pursuant to the binding offer signed on February 19, 2014, with the shareholders of Al Khan Foodstuff LLC, the current distributor of products in Sultanate of Oman (“AKF”). This further acquisition is in line with BRF’s strategic plan to internationalize the Company, access local markets, improve BRF’s brand penetration and expand the Company’s product portfolio in the Middle East. 2. APPOINTMENTS TO THE BOARD ADVISORY COMMITTEES: Manoel Cordeiro Silva Filho was appointed to sit on the Market and Strategies Committee, this being made up of: José Carlos Reis Magalhães Neto, Coordinator; Walter Fontana Filho; Eduardo Silveira Mufarej and Manoel Cordeiro Silva Filho. Vicente Falconi Campos was appointed to sit on the People, Organization and Culture Committee which shall now be made up of: Walter Fontana Filho, Coordinator; Paulo Assunção de Sousa; José Carlos Reis Magalhães Neto and Vicente Falconi Campos. 3. OTHER INTERNAL COMPANY MATTERS. These minutes are an extract of the full minutes of the Meeting of the Board of Directors and were signed by the attending Directors. São Paulo, July 03, 2014. (I certify that this is an extract from the original minutes transcribed in Book 3, folio 276, of the minutes of the Ordinary and Extraordinary Meetings of the Company’s Board of Directors). Abilio Diniz, Chairman; Sergio Ricardo Silva Rosa, Vice Chairman; Carlos Fernando Costa; Eduardo Silveira Mufarej; José Carlos Reis Magalhães Neto; Luis Carlos Fernandes Afonso; Luiz Fernando Furlan; Manoel Cordeiro Silva Filho; Paulo Assunção de Sousa; Walter Fontana Filho; Vicente Falconi Campos.

EDINA BIAVA

Secretary